Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-105010 and 333-195796) of SJW Group of our reports dated March 15, 2018, relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Connecticut Water Service Inc., which appear in the Current Report on Form 8-K of SJW Group dated November 26, 2018.

/s/ Baker Tilly Virchow Krause, LLP

Philadelphia, Pennsylvania

November 26, 2018